Exhibit 10.2

2004 INCENTIVE COMPENSATION PLAN

PERFORMANCE TARGETS

Intent:  To provide a reward for achieving budget targets.

Measurement Criteria:  The incentive award for each executive under the 2004 incentive compensation plan was derived from three measurement criteria 1) MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”) operating cash flow (weighted 40% of the total bonus award) 2) MarkWest Energy Partner’s, L.P. (“MarkWest Energy”) distributed cash flow (weighted 40% of the total bonus award), and 3) department/individual goals (weighted 20% of the total bonus award).

Threshold:  The payout of incentive awards was contingent upon EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) being 90% to 100% of target for both MarkWest Energy and MarkWest Hydrocarbon.

Incentive Award Range:  The incentive award range was set from 20% to 35% of base salary for officers and executives if budget targets are achieved, with opportunity of percentages to be increased to up to 35% to 65% of base salary for achieving stretch performance.

Payout:  Base incentive award 50% cash and 50% equity (restricted stock or phantom units).